Exhibit 10

                               AGREEMENT


     AGREEMENT dated as of November 21, 1997 among Ingram Micro Inc. ("Ingram"), Intelligent Electronics, Inc. ("IE") and XLSource, Inc. ("XLS").

     WHEREAS, reference is made to the following agreements:

     (i) Supplemental Escrow Agreement (the "Supplemental Escrow") dated as of July 18, 1997 among Ingram, IE and The First National Bank of Chicago, as Escrow Agent (the "Escrow Agent");

     (ii) Stock Purchase Agreement dated as of April 29, 1997, as amended as of July 2, 1997 (the "Stock Purchase Agreement") among
Ingram,  IE and XLS;

     (iii) XLSource Escrow Agreement (the "XLS Escrow") dated as of July 18, 1997 among Ingram, XLS, IE and the Escrow Agent;

     (iv) Escrow Agreement (the "General Escrow") dated as of July 18, 1997 among Ingram, IE and the Escrow Agent;

     (v)     Amended and Restated Volume Purchase Agreement (the
"VPA") dated as of July 18, 1997 by and between XLS and Ingram.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. On the Effective Date (defined below), Ingram relinquishes and waives any claim it has, had or may have for a reduction in the purchase price of Reseller Network arising from the operation of its business in the ordinary course from April 29, 1997 to the Closing Date as it relates to the sale of inventory. On the Effective Date, the parties hereto will cause the Escrow Agent to release to IE all amounts held in escrow (including all accrued interest) pursuant to the Supplemental Escrow, which will then terminate pursuant to Section 6 thereof. Ingram hereby acknowledges that all of its claims with respect to the Disputed Matters (as defined in the Supplemental Escrow) have been satisfied in full and that such matters shall not be considered matters subject to or providing the basis for indemnification pursuant to Section 13.02 of the Stock Purchase Agreement.

     2. On the Effective Date, the parties will cause the Escrow Agent to release to Ingram the entire amount ($5 million plus accrued interest) held pursuant to the XLS Escrow. The XLS Escrow will then terminate pursuant to its terms. The $5 million portion of such payment will be treated by the parties for all relevant tax purposes as an adjustment to the Modified Aggregate Deemed Sales Price, as defined in Section 10.03(a) of the Stock Purchase Agreement. On the Effective Date, and notwithstanding anything to the contrary contained in the General Escrow, the parties will cause the Escrow Agent to release to IE from the $10 million initially deposited in the General Escrow an amount equal to $4,354,947 plus accrued interest on said $4,354,947. It is acknowledged by all parties that (i) there will remain in the General Escrow $2 million (plus accrued interest on said $2 million) to secure the obligations specified in Section 10.07 or Section 13.02 thereof and (ii) such amount shall be held and disbursed as provided in Sections 4(c) and 4(d) thereof with the Holdback Period (as defined therein) terminating on January 18, 1998. On the Effective Date, the $7.5 million letter of credit obtained by IE for the benefit of Ingram will be replaced by a $5 million letter of credit in substantially the same form as said $7.5 million letter of credit (except that such replacement letter of credit will not provide for termination upon termination of the VPA), which will be held by Ingram in accordance with Section 7.04 of the Stock Purchase Agreement and, concurrently with the receipt of said replacement $5 million letter of credit, Ingram shall deliver to IE the original $7.5 million letter of credit free and clear of any liens or encumbrances of any nature.

     3. On the Effective Date, the VPA will terminate without further obligation or liability on the part of Ingram, IE or XLS with each party thereto relinquishing and waiving any claim it has, had or may have thereunder. In particular, all parties acknowledge they have no payments due them from or continuing obligation of any nature pursuant to the "Purchase Commitment" or "Service Level" portions of the VPA for the period beginning July 19, 1997. Pursuant to Section 25 of the VPA, Section 21 of the VPA is hereby modified to provide that (in addition to the other termination events specified therein) the VPA will terminate automatically on the Effective Date.

     4. Ingram and XLS will use their best efforts to enter into a "standard" primary source agreement as promptly as practicable following the date hereof having terms and conditions to be mutually agreed. It is acknowledged that (i) XLS will be responsible for its own second sourcing (purchasing) and third party sourcing (purchasing) and will absorb 100% of the cost of those functions from July 18, 1997, except to the extent Ingram has previously made payments to IE in respect of any such services, which payments shall be retained by IE, and (ii) Ingram will provide to XLS as part of the primary source agreement vendor level pricing equal to that provided for in the VPA. The effective date of such primary source agreement is hereinafter referred to as the "Effective Date".

     5. Ingram and IE agree for purposes of Section 2.05 of the Stock Purchase Agreement, that Final Net Liabilities Assumed exceed Base Net Liabilities Assumed by an amount of $3,645,053 and agree to cause the Escrow Agent on the Effective Date to release to Ingram from the balance deposited in the General Escrow that amount (together with interest accrued thereon). Ingram hereby acknowledges that all of its claims with respect to the items set forth on Annex A as such items were reflected on the Closing Balance Sheet have been satisfied in full and that such matters shall not be considered matters subject to or providing the basis for indemnification pursuant to Section 13.02 of the Stock Purchase Agreement.

     6. Notwithstanding the provisions of paragraph 5 above, Ingram and IE agree that Ingram will be indemnified by IE for any liability or loss in excess of $200,000 incurred by Ingram in connection with any claim made by, or any payment made to, Logistics Management Associate ("LMA") based on matters arising from LMA's relationship prior to the Effective Date with Reseller Network, and in that regard, Section 13.02(b) of the Stock Purchase Agreement shall be deemed amended to add a new paragraph (iii) which shall read as follows: (iii) solely to the extent such Damages exceed $200,000, any claim made by Logistics Management Associates based on matters arising from Logistic Management Associate's relationship prior to the Effective Date with Reseller Network. Except as specifically provided above, this indemnity is in addition to, independent of and does not modify in any way, any indemnification by IE in accordance with Article 13 of the Stock Purchase Agreement.

     7. Terms used herein but not defined shall have the meanings set forth in the Stock Purchase Agreement.

     8. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        INGRAM MICRO INC.



                                        By: /s/ Michael J. Grainger
                                        -------------------------------------
                                        Michael J. Grainger
                                        Executive VP & CFO, Worldwide


                                        INTELLIGENT ELECTRONICS, INC.


                                        By: /s/ Gene Marinelli
                                        -------------------------------------
                                        Gene Marinelli
                                        Chief Financial Officer

                                        XLSOURCE, INC.


                                        By: /s/ Gene Marinelli
                                        -------------------------------------
                                        Gene Marinelli
                                        Chief Financial Officer

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                                 ANNEX A



Accounts Receivables (Customer and Vendors) Reserve Items

Inventory and Inventory Reserve Items

Claims of:     Microwarehouse
               PC Connection
               Logistics Management Associates
               Norell Temporary Services
               CMP

Accounts Payable Debit Items

Accrued Commissions to Resellers

Sales Returns Reserve

    But without prejudice to Ingram's indemnification rights under Section 6 of this Agreement.